Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Finisar Corporation
Sunnyvale, California

We hereby consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3, No. 333-189631) of Finisar Corporation, for the registration of common stock, preferred stock, debt securities, warrants and units, and

2)
Registration Statements (Forms S-8, Nos. 333-200729, 333-191005, 333-183744, 333-178381, 333-169294, 333-163710, 333-153602, 333-136933, 333-125147, 333-117479, 333-111406, 333-107884, 333-89520, 333-65330, 333-51920 and 333-32698) pertaining to the Finisar Corporation 401(k) Profit Sharing Plan, the Finisar Corporation 2005 Stock Incentive Plan, the Finisar Corporation 2009 Employee Stock Purchase Plan, the Finisar Corporation 2001 Nonstatutory Stock Option Plan, the Finisar Corporation 1999 Employee Stock Purchase Plan, the Finisar Corporation 1999 Stock Option Plan, the Finisar Corporation 1989 Stock Option Plan, the Transwave Fiber, Inc. Amended and Restated 2000 Stock Option Plan, the Medusa Technologies, Inc. 1999 Stock Option Plan, the Shomiti Systems, Inc. 1995 Stock Plan, the Sensors Unlimited, Inc. Second Amended and Restated 1997 Stock Option Plan, the Demeter Technologies, Inc. 2000 Stock Option Plan, the Optium Corporation 2000 Stock Incentive Plan, the Optium Corporation 2006 Stock Option and Incentive Plan, and the Optium Corporation Warrants to Purchase Common Stock;

of our reports dated June 17, 2016, relating to the consolidated financial statements and the effectiveness of Finisar Corporation's internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

San Jose, California
June 17, 2016